Exhibit 3.2
ENTERTAINMENT PROPERTIES TRUST
ARTICLES SUPPLEMENTARY
7.375% SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES
$0.01 PAR VALUE PER SHARE
     ENTERTAINMENT PROPERTIES TRUST, a Maryland real estate investment trust (the “Trust”), having its principal office in Kansas City, Missouri, hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Pursuant to authority expressly vested in the Trust’s Board of Trustees (the “Board”) by its Amended and Restated Declaration of Trust, as amended (the “Declaration”), the Board has duly classified and designated 4,600,000 Preferred Shares of the Trust as 7.375% Series D Cumulative Redeemable Preferred Shares, $0.01 par value per share, of the Trust (the “Series D Preferred Shares”).
     SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of the Series D Preferred Shares are as follows, in addition to those set forth in the Declaration. Capitalized terms used in this ARTICLE SECOND which are defined in the Declaration and not otherwise defined herein are used herein as so defined in the Declaration.
7.375% Series D Cumulative Redeemable Preferred Shares, $0.01 par value per share
     1. Designation and Number. A series of Preferred Shares, designated the 7.375% Series D Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series D Preferred Shares”), is hereby established. The number of authorized Series D Preferred Shares is 4,600,000. The Board is authorized to decrease the number of authorized Series D Preferred Shares prior to or subsequent to the issuance of Series D Preferred Shares, but not below the number of Series D Preferred Shares then outstanding. In case the number of Series D Preferred Shares shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of these Articles Supplementary.
     2. Ranking. In respect of rights to receive distributions and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, the Series D Preferred Shares shall rank:
     (a) senior to all classes or series of common shares of the Trust and to all other equity securities authorized and designated by the Board in the future as ranking junior to the Series D Preferred Shares with respect to such rights (collectively, “Junior Shares”);
     (b) on a parity with the 9.50% Series A Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series A Preferred Shares”), the 7.75% Series B Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series B Preferred Shares”), the 5.75% Series C Cumulative Convertible Preferred Shares, $0.01 par value per share (the “Series C Preferred Shares”), and any other equity securities authorized or designated by the Board in the future, the terms of which specifically provide that such equity securities rank on a parity with the Series D Preferred Shares with respect to such rights (collectively, “Parity Shares”); and
     (c) junior to all existing and future indebtedness of the Trust and to any class or series of equity securities authorized or designated by the Board in the future, the terms of which specifically provide that such class or series ranks senior to the Series D Preferred Shares with respect to such rights (collectively, “Senior Shares”).
     For the avoidance of doubt, the term “equity securities” shall not include convertible debt securities.
     3. Maturity. The Series D Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption.

     4. Dividends and Distributions.
     (a) The holders of the Series D Preferred Shares shall be entitled to receive cumulative cash distributions, if and when declared by the Board out of funds legally available for such purpose, at a fixed rate of 7.375% of the Liquidation Preference, as defined below, per year (which is equivalent to $1.84375 per share per year); PROVIDED, HOWEVER, that during any period of time that both (i) the Series D Preferred Shares are not listed on the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”), or the NASDAQ Stock Market (“NASDAQ”), and (ii) the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any Series D Preferred Shares are outstanding, the holders of Series D Preferred Shares shall be entitled to receive cumulative cash distributions, if and when declared by the Board out of funds legally available for such purpose, at a fixed rate of 8.375% of the Liquidation Preference per year (which is equivalent to $2.09375 per share per year) (the “Special Distribution”). Such distributions shall accrue and be cumulative from the date of original issuance (May 25, 2007) or, with respect to Special Distributions, if applicable, from the date following the date on which both (i) the Series D Preferred Shares cease to be listed on the NYSE, AMEX or NASDAQ and (ii) the Trust ceases to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year or, if any such day is not a business day, on the next succeeding business day (each a “Distribution Payment Date”). A Special Distribution, if applicable, shall cease to accrue on the date following the earlier of (i) the listing of the Series D Preferred Shares on the NYSE, AMEX or NASDAQ or (ii) the Trust becoming subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. The first Distribution Payment Date will be July 16, 2007, and the first distribution payable will be for less than a full quarter. Distributions payable for any partial quarterly period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the share records of the Trust at the close of business on the applicable record date, which will be the same date set for any quarterly distribution payable to holders of the common shares and Parity Shares of the Trust, or on such other date designated by the Board that is not more than 30 days nor less than 10 days prior to the applicable Distribution Payment Date. Each distribution shall accumulate to and including the applicable record date and be payable on the Distribution Payment Date next following such record date. Distributions on the Series D Preferred Shares shall be cumulative and shall accrue regardless of whether the Trust has earnings, whether funds are legally available for the payment of such distributions, or whether such distributions are declared. Accrued but unpaid distributions shall accumulate as of the date on which such distributions become payable. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment on the Series D Preferred Shares which may be in arrears. Any distribution payment made on the Series D Preferred Shares will first be credited against the earliest accrued but unpaid distribution due with respect to such Series D Preferred Shares which remains payable.
     (b) Unless and until full cumulative distributions on the Series D Preferred Shares for all past distribution periods and the then current distribution period have been or contemporaneously are declared and paid or declared and contemporaneously a sum sufficient for the payment thereof is set apart for payment, no distribution shall be declared, paid, set apart for payment or otherwise made, whether in the form of cash or other property, directly or indirectly, upon any Junior Shares (other than distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) or Parity Shares by the Board or the Trust, nor shall any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares), directly or indirectly, by the Board or the Trust except for redemptions, purchases or other acquisitions of (i) Junior Shares by conversion into or exchange for other Junior Shares, (ii) common shares of the Trust made for purposes of an incentive, benefit or share purchase plan of the Trust or any of its subsidiaries for officers, Trustees or employees or others performing or providing similar services, and (iii) Junior Shares for the purpose of preserving the Trust’s status as a real estate investment trust for federal income tax purposes (whether pursuant to any provision of the Declaration or otherwise).
     (c) When distributions are not paid in full on the Series D Preferred Shares or any Parity Shares, or a sum sufficient for that payment is not set aside, all distributions declared on the Series D Preferred Shares and any Parity Shares shall be declared ratably in proportion to the respective amounts of accumulated, accrued and unpaid distributions on the Series D Preferred Shares and accumulated, accrued and unpaid distributions on such Parity Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods with respect to any such Parity Shares that do not have a cumulative distribution).

     (d) No distributions on the Series D Preferred Shares may be declared by the Board or paid or set apart for payment by the Trust at any time when the terms of any agreements to which the Trust is a party, including any agreement relating to the indebtedness of the Trust, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach or default of the agreement, or if the declaration or payment is restricted or prohibited by law.
     (e) Except as provided in this Section 4 or in Sections 5 and 6 below, the holders of the Series D Preferred Shares shall not be entitled to receive distributions.
     5. Liquidation Rights.
     (a) Subject to the rights of any Parity Shares or Senior Shares, upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before the Trust makes or sets apart any payment or distribution to the holders of any Junior Shares, the holders of the Series D Preferred Shares shall be entitled to be paid, out of assets legally available for distribution to the shareholders of the Trust, a liquidation preference in an amount equal to $25.00 per share (the "Liquidation Preference”) plus an amount equal to all accumulated, accrued and unpaid thereon (whether or not declared) to the date of the final distribution to such holder.
     (b) Unless and until the holders of the Series D Preferred Shares have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid distributions thereon (whether or not declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Trust.
     (c) If upon any liquidation, dissolution or winding up of the Trust, the available assets of the Trust or the proceeds thereof shall be insufficient to pay in full the amount of the liquidation distributions on all outstanding Series D Preferred Shares and the corresponding amounts payable on any other Parity Shares, then such available assets, or the proceeds thereof, shall be distributed among the holders of the Series D Preferred Shares and any other Parity Shares ratably in the same proportion as the respective amounts that would be payable on the Series D Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full.
     (d) For purposes of this Section 5, a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust shall not include the consolidation or merger of the Trust with one or more entities, the merger or consolidation of any entity into the Trust, a sale, lease, transfer or other conveyance of all or substantially all of the assets of the Trust or a statutory share exchange.
     (e) Upon any liquidation, dissolution or winding up of the affairs of the Trust, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Series D Preferred Shares will have no right or claim to any of the remaining assets of the Trust.
     (f) Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to each record holder of the Series D Preferred Shares at the respective address of such holders as the same shall appear on the stock transfer records of the Trust.
     (g) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series D Preferred Shares will not be added to the Trust’s total liabilities.
     6. Redemption.
     (a) The Series D Preferred Shares shall not be redeemable prior to May 25, 2012 except (i) as necessary for the preservation of the Trust’s qualification as a real estate investment trust, which determination shall be made by the Board in its sole discretion, or (ii) as set forth in the next succeeding sentence. If at any time both (i) the Series D

Preferred Shares cease to be listed on the NYSE, AMEX or NASDAQ, and (ii) the Trust ceases to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and any Series D Preferred Shares are outstanding, the Trust, at its option, upon giving notice as described in Section 6(e), may redeem the Series D Preferred Shares, in whole but not in part, within 90 days of the date upon which both the Series D Preferred Shares so cease to be listed and the Trust so ceases to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for cash at a redemption price per share equal to the Liquidation Preference, plus any accumulated, accrued and unpaid distributions (whether or not declared), if any, through the date of redemption, without interest (the “Special Redemption Right”); PROVIDED, HOWEVER, that if a redemption date falls after the record date for payment of a distribution and prior to the corresponding Distribution Payment Date, each holder of Series D Preferred Shares at the close of business on the record date will be entitled to the distribution payable on those shares on the corresponding Distribution Payment Date notwithstanding the redemption of those shares between the distribution record date and the corresponding Distribution Payment Date or the default of the Trust in the payment of the distribution due.
     (b) On or after May 25, 2012, the Trust may, at its option, upon written notice as described in Section 6(e), redeem Series D Preferred Shares, in whole or from time to time in part, for cash at a redemption price per share equal to the Liquidation Preference, plus any accumulated, accrued and unpaid distributions (whether or not declared), if any, through the date of redemption, without interest (the “Regular Redemption Right”); PROVIDED, HOWEVER, that if a redemption date falls after the record date for payment of a distribution and prior to the corresponding Distribution Payment Date, each holder of Series D Preferred Shares at the close of business on the record date will be entitled to the distribution payable on those shares on the corresponding Distribution Payment Date notwithstanding the redemption of those shares between the distribution record date and the corresponding Distribution Payment Date or the default of the Trust in the payment of the distribution due.
     (c) Holders of Series D Preferred Shares to be redeemed will be required to surrender their Series D Preferred Shares at the place designated in the notice and will be entitled to the redemption price and any accumulated, accrued and unpaid distributions payable upon such redemption following their surrender. If notice of redemption of any Series D Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Trust in trust for the benefit of the holders of any Series D Preferred Shares called for redemption, then from and after the redemption date, distributions will cease to accrue on such Series D Preferred Shares, such Series D Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price and any accumulated, accrued and unpaid distributions payable upon such redemption. If less than all of the outstanding Series D Preferred Shares are to be redeemed pursuant to the Regular Redemption Right, the Series D Preferred Shares to be redeemed will be selected on a pro rata basis (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Board.
     (d) Unless distributions equal to the full amount of all accumulated, accrued and unpaid distributions on all outstanding Series D Preferred Shares have been declared and paid, or declared and a sum sufficient for payment thereof set apart for the payment, for all past distribution periods and the then current distribution period, no Series D Preferred Shares or Parity Shares may be redeemed unless all outstanding Series D Preferred Shares are simultaneously redeemed, and the Trust will not have the right to purchase or otherwise acquire, directly or indirectly, any Series D Preferred Shares (except by exchange for Junior Shares); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Series D Preferred Shares as necessary for the preservation of the Trust’s qualification as a real estate investment trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D Preferred Shares.
     (e) Notice of redemption will be given by a press release submitted by the Trust for publication to Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) not less than 30 nor more than 60 days prior to the redemption date. The Trust shall also mail a notice of redemption, postage paid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series D Preferred Shares except with respect to any holder to whom notice was defective or not given. Each such press release and notice will state:

     (i) the redemption date;
     (ii) the redemption price;
     (iii) the number of Series D Preferred Shares to be redeemed (or, in the case of the Special Redemption Right, that all of the Series D Preferred Shares are to be redeemed);
     (iv) the procedures with respect to redemption of uncertificated shares or the place or places where certificates for Series D Preferred Shares are to be surrendered for payment of the redemption price; and
     (v) that distributions on the shares to be redeemed will cease to accrue on the redemption date.
If less than all of the Series D Preferred Shares held by any holder are to be redeemed pursuant to the Regular Redemption Right, the notice mailed to that holder will also specify the number of Series D Preferred Shares held by that holder to be redeemed.
     (f) Except as provided in this Section 6, the Trust shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series D Preferred Shares which may have been called for redemption.
     (g) Subject to applicable law and the provisions of Section 6(d), the Trust may, at any time and from time to time, purchase any Series D Preferred Shares in the open market, by tender or by private agreement.
     (h) All of the Series D Preferred Shares redeemed or repurchased pursuant to this Section 6 shall be retired and shall be restored to the status of authorized and unissued preferred shares of the Trust, without designation as to series and may thereafter be reissued as shares of any series of preferred shares.
     7. Conversion. The Series D Preferred Shares shall not be convertible into or exchangeable for any other security or property of the Trust.
     8. No Voting Rights.
     (a) Except as provided below in this Section 8 or as otherwise required by applicable law, the holders of the Series D Preferred Shares shall have no voting rights with respect to the Trust.
     (b) At any time distributions on the Series D Preferred Shares shall be in arrears for six or more quarterly periods, whether or not such periods are consecutive, the holders of the Series D Preferred Shares (voting together as a class with all series of Parity Shares upon which like voting rights have been conferred and are then exercisable (“Voting Preferred Shares”), shall be entitled to elect two additional trustees to the Board at the next annual meeting of shareholders, or at a special meeting of shareholders called for that purpose, and for those or other replacement trustees at each subsequent meeting (and the number of trustees then constituting the Board shall be automatically increased by two, if not already increased by two by reason of the election of trustees by the holders of such Voting Preferred Shares), until all distributions accumulated on Series D Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or declared and a sum sufficient for the payment thereof is set apart for payment. The Company shall call a special meeting of the holders of the Series D Preferred Shares and all other Voting Preferred Shares then entitled to exercise similar voting rights upon the request of the holders of not less than 10% of the outstanding Series D Preferred Shares or such Voting Preferred Shares. A quorum for any such meeting will be deemed to exist if at least a majority of the outstanding Series D Preferred Shares and Voting Preferred Shares, voting together as a single class, are represented in person or by proxy at the meeting. The additional trustees will be elected upon the affirmative vote of a plurality of the Series D Preferred Shares and Voting Preferred Shares, voting together as a single class, present and voting in person or by proxy at a duly called and held meeting at which a quorum is present.
     (i) Upon the full payment of all such distributions accumulated on Series D Preferred Shares for the past distribution periods and the then current distribution period or the declaration in full thereof and the Trust’s setting aside a sum sufficient for the payment thereof, the right of the holders of Series D Preferred

Shares to elect such two trustees shall cease, and (unless there are one or more other series of Voting Preferred Shares) the term of office of such trustees previously so elected shall automatically terminate and the authorized number of trustees of the Trust will thereupon automatically return to the number of authorized trustees otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect two additional trustees in the case of any such future distribution arrearage.
     (ii) If at any time when the voting rights conferred upon the Series D Preferred Shares pursuant to this Section 8(b) are exercisable any vacancy in the office of a trustee elected pursuant to this Section 8(b) shall occur, then such vacancy may be filled only by the written consent of the remaining such trustee or by vote of the holders of record of the outstanding Series D Preferred Shares and any other series of Voting Preferred Shares which are entitled to vote as a class with the Series D Preferred Shares in the election of trustees pursuant to this Section 8(b).
     (iii) Any trustee elected or appointed pursuant to this Section 8(b) may be removed only by the holders of the outstanding Series D Preferred Shares and any other series of Voting Preferred Shares and which are entitled to vote as a class with the Series D Preferred Shares in the election of trustees pursuant to this Section 8(b), and may not be removed by the holders of the common shares of the Trust.
     (iv) The term of any trustees elected or appointed pursuant to this Section 8(b) shall be from the date of such election or appointment and their qualification until the next annual meeting of the shareholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 8(b).
     (c) So long as any Series D Preferred Shares remain outstanding, the Trust shall not, without first obtaining the approval by vote or written consent, in the manner provided under applicable law, of the holders of at least two-thirds of the Series D Preferred Shares then outstanding (the holders of the Series D Preferred Shares voting separately as a class):
     (i) amend, alter or repeal any of the provisions of the Declaration (including these Articles Supplementary) or bylaws of the Trust, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, in a manner that materially and adversely affects the powers, rights, privileges or preferences of the Series D Preferred Shares or the holders of the Series D Preferred Shares; PROVIDED, HOWEVER, that the amendment of, or supplement to, the provisions of the Declaration so as to authorize, create, increase or decrease the authorized amount of any Junior Shares or any Parity Shares, or the issuance of any such shares, shall not be deemed to materially adversely affect the powers, rights or preferences of the Series D Preferred Shares;
     (ii) effect a share exchange that affects the Series D Preferred Shares, a consolidation with or merger of the Trust into another entity, or a consolidation with or merger of another entity into the Trust, unless in each such case each Series D Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, rights, powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption identical to that of the Series D Preferred Shares (except for changes that do not materially and adversely affect the holders of the Series D Preferred Shares);
     (iii) authorize, reclassify or create, or increase the authorized or issued amount of, any class or series of Senior Shares or any security convertible into any class or series of Senior Shares; or
     (iv) increase the authorized amount of Series D Preferred Shares or decrease the authorized amount of Series D Preferred Shares below the number of shares then issued and outstanding;
PROVIDED, HOWEVER, that no such vote of the holders of the Series D Preferred Shares shall be required if, at or prior to the time when the act with respect to which the vote would otherwise be required is effected, all outstanding Series D Preferred Shares are permitted to be redeemed under Section 6 and are redeemed or called for redemption upon proper notice and sufficient funds are deposited in cash, in trust to effect the redemption in accordance with Section 6.

     (d) On each matter submitted to a vote of the holders of Series D Preferred Shares or on which the holders of Series D Preferred Shares are otherwise entitled to vote as provided herein, each Series D Preferred Share shall be entitled to one vote, except that when shares of any other class or series of preferred shares of the Trust have the right to vote with the Series D Preferred Shares as a single class on any matter, the Series D Preferred Shares and the shares of each such other class or series will have an equal number of votes per share per $25.00 of liquidation preference.
     10. Ownership Restrictions. The Series D Preferred Shares shall be subject to the ownership restrictions and other provisions of Article NINTH of the Declaration.
     11. Form. The Series D Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company; PROVIDED, HOWEVER, that any holder of Series D Preferred Shares shall have the right to request a certificate therefor and upon such request made in writing to the Transfer Agent and Registrar of the Trust, the Trust shall cause to be issued a duly executed certificate for such Series D Preferred Shares registered in the name in which the Series D Preferred Shares were held in book-entry form or such other name(s) as specified by the holder in writing.
     12. Information Rights. During any period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series D Preferred Shares are outstanding, the Trust shall (i) transmit by mail to all holders of Series D Preferred Shares, as their names and addresses appear in the Trust’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Trust would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of Section 13 or 15(d) of the Exchange Act if the Trust were subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series D Preferred Shares. The Trust will mail the reports to the holders of Series D Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file the reports with the SEC if the Trust were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.
     13. Severability. If any preference, right, voting power, restriction, limitation as to distributions, qualification, term or condition of redemption or other term of the Series D Preferred Shares is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption and other terms of the Series D Preferred Shares which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to distributions, qualification, term or condition of redemption or other term of the Series D Preferred Shares shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to distributions, qualification, term or condition of redemption or other term of the Series D Preferred Shares.
     14. Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series D Preferred Shares provided for herein shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the share transfer records of the Trust or the Transfer Agent and Registrar of the Trust. Unless otherwise provided herein or required by law, requirements set forth herein for public announcements or publications by the Trust may be satisfied if the subject matter thereof is contained in (a) a document filed by the Trust with, or furnished by the Trust to, the Securities and Exchange Commission and such filing is available to be viewed by the public on the Securities and Exchange Commission’s EDGAR system (or any successor system thereto) or (b) a press release submitted by the Trust for publication to Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public).
     THIRD: Such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series D Preferred Shares, was duly made by the Board pursuant to the provisions of the Declaration, and in accordance with the provisions of Section 8-203 of the Maryland General Corporation Law, as amended.

     FOURTH: The undersigned President of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, ENTERTAINMENT PROPERTIES TRUST has executed these Articles Supplementary as of this 3rd day of May, 2007.

ENTERTAINMENT PROPERTIES TRUST

By:	/s/ David M. Brain Name: David M. Brain
Title: President
WITNESS:

By:	/s/ Gregory K. Silvers Name: Gregory K. Silvers
Title: Secretary